Exhibit 21.1

EagleRock Land, LLC

List of Subsidiaries

Name	Jurisdiction of Organization

EagleRock Land Operating, LLC	Texas

Hydrosource Logistics Waste Management, LLC	Texas

Desert Ram Holdings, LLC	Texas

Desert Ram South, Inc.	Delaware

Desert Ram South Ranch, Inc.	New Mexico

Desert Ram North Ranch, LLC	Texas

Accelerated Water Resources, LLC	Delaware

Basin Properties Ranches, LLC	Delaware

RRR and Basin Properties Ranches LLC	New Mexico

Limestone Basin Properties Ranch, LLC	Delaware

RRR and Limestone Basin Properties Ranch LLC	New Mexico

AWR Equipment, LLC	Delaware

Accelerated SWD, LLC	Delaware

DE IV Flow, LLC	Delaware